EXHIBIT 1-A – 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A of our Independent Auditors’ Report dated July 8, 2018 relating to the consolidated financial statements of TechSoup Global for the period from July 1, 2015 through June 30, 2016, and the related notes to the financial statements. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ SD Mayer & Associated, LLP

San Francisco, CA

August 14, 2018